Filed pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated January 29, 2020
Relating to the Preliminary Prospectus dated January 29, 2020
Registration No. 333-236002



"We are a responsibly-driven company focused on achieving the most efficient development of products that address significant unmet needs in CNS disorders and in rare diseases"

SEELOS THERAPEUTICS

SEELOS THERAPEUTICS

January 2020

FORWARD-LOOKING STATEMENTS

The information and statements herein are presented as of the date of this Corporate Presentation and are subject to change without notice. The delivery of this Corporate Presentation is not intended, under any circumstances, to create any implication that there has been no change in the matters discussed herein.

This Corporate Presentation is not intended as a comprehensive description of the Company.

This Corporate Presentation is based on information provided by Seelos and other sources that Seelos believes to be reliable. Only those particular representations and warranties that may be made by the Company in a definitive written purchase agreement, when and if one is executed, and subject to such limitations and restrictions as may be specified in such purchase agreement, shall have any legal effect.

This Corporate Presentation is not an offer to sell securities, nor is it intended to create, nor shall it be deemed to create, a legally binding or enforceable offer or agreement of any type or nature, and is subject in all respects to the satisfactory negotiation, execution, and delivery of mutually acceptable definitive agreements among the Company and each purchaser.

The Company has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the Company has filed with the SEC for more information about the Company and this offering. You may obtain these documents by visiting EDGAR on the SEC's website at www.sec.gov or by contacting The Benchmark Company, LLC.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Investment in the Company involves a number of significant risks. In view of the significant risks and restrictions on transfer, the acquisition of the Securities should be considered only by persons who can bear the economic risk of their investment for an indefinite period of time and can afford a total loss of their investment.

This Corporate Presentation includes certain statements provided by the Company with respect to the Company's historical and anticipated performance. Estimates of future performance reflect various assumptions made by the Company which may or may not prove accurate, as well as the exercise of a substantial degree of judgment by management as to the scope and presentation of such information. No representations or warranties are made as to the accuracy of such statements or estimates of anticipated performance. Actual results achieved during projection periods may differ substantially from those projected.

OFFERING SUMMARY

Issuer	**Seelos Therapeutics, Inc.**
Exchange/Ticker	NASDAQ / SEEL
Offering Size	$12.0 Million
Over-allotment Option	15% (100% Primary) for 45 days
Use of Proceeds	General corporate purposes and to advance the development of our product candidates
Sole Bookrunner	The Benchmark Company, LLC

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused in CNS and rare disorders

EXPERIENCED MANAGEMENT TEAM

Raj Mehra, PhD Chairman, Founder, and Chief Executive Officer	22 years experience as VC/investor
Michael Golembiewski Vice President, Finance	26 years experience in public company accounting and finance
Tim Whitaker, MD Head of Research & Development	22 years experience with 17 NDAs and sNDAs approved in CNS
Warren Wasiewski, MD Chief Medical Officer	22 years of experience as pediatric neurologist, 16 years in pharma industry, and designed clinical trials for 5 orphan CNS programs
Jessica Kardish Head of Clinical Operations	24+ years experience with 5 NDAs in CNS and rare diseases
Gopal Krishna, PhD Head of Manufacturing & Technical Operations	25 years experience in cGMP, GLP, and CMC regulations
Anthony Marciano Head of Corporate Communications	20+ years experience in Healthcare Investor Engagement

SEELOS THERAPEUTICS

BOARD OF DIRECTORS: ESTABLISHED INDUSTRY LEADERSHIP

Raj Mehra, PhD	Chairman, Founder, and Chief Executive Officer Seelos Therapeutics	SEELOS ST THERAPEUTICS
Richard Pascoe	Chairman and CEO Histogen Inc.	Histogen
Robin L. Smith, MD	Chairman of the Board Stem for Life Foundation	Stem for Life a CURA Foundation
Daniel J. O'Connor	CEO OncoSec Medical, Inc.	ONCOSEC
Brian Lian, PhD	CEO and President Viking Therapeutics, Inc.	VIKING

SEELOS ST THERAPEUTICS

ADDRESSING UNMET NEEDS IN CNS

Advancing multiple late-stage therapeutic candidates for CNS disorders

Developing therapeutics with proven mechanisms of action

Identifying opportunities in large markets

SLS-002
Acute Suicidal Ideation and Behavior (ASIB) in Major Depressive Disorder (MDD) and Post-Traumatic Stress Disorder (PTSD)

Area of unmet need

Fast-acting intranasal administration

Type C meeting scheduled with FDA in March 2020 to discuss adaptive Phase III trial design

SLS-005
Sanfilippo Syndrome

Pediatric orphan disease also known as MPSIII disorder

Prolonged enhancement of Lysosomal Pathway

Promising activity in other orphan indications, e.g., OPMD and SCA3

SLS-004
Parkinson's Disease (PD)

Gene therapy program targeting the regulation of the SNCA gene, which encodes alpha-synuclein (α-synuclein)

SLS-007
Parkinson's Disease (PD)

Family of rationally-designed peptide inhibitors target the aggregation of α-synuclein

SLS-008
Pediatric Esophagitis, Asthma, and Atopic Dermatitis

PD2 Antagonists: Pediatric esophagitis and two additional indications in adult and non-orphan

SEELOS THERAPEUTICS

ROBUST PIPELINE PROMISES CONTINUED GROWTH IN CNS AND BEYOND

	Indication(s)	Pre-IND	Phase I	Phase II	Phase III	Status
SLS-002 (ketamine)	ASIB – MDD					**Phase I data anticipated in Q1 2020**
	ASIB – PTSD					
SLS-004	Parkinson's Disease					**Preclinical studies to commence soon**
SLS-005	Sanfilippo Syndrome					**Currently screening in US**
SLS-006	Parkinson's Disease					**Evaluating studies to advance into late stage trials**
SLS-007	Parkinson's Disease					**Preclinical data expected in 2H 2020**
SLS-008	Pediatric Esophagitis					**Formulation work underway**
	Asthma					
	Atopic Dermatitis					
SLS-010	Undisclosed					
SLS-012	Post-op Pain					

SEELOS THERAPEUTICS

ADVANCING MULTIPLE PROGRAMS

Seelos Criteria for Drug Development

1. Assets must serve a large unmet medical need, orphan population or a unique approach to existing treatments
2. Assets must possess extensive scientific rationale and/or existing human data
3. Seelos will look for clinically ready assets or assets where minimal pre-clinical work will be needed
4. The clinical development pathway should make economic sense and be appropriate for a company our size

SLS-002 (ketamine)	NMDA Antagonist and AMPA Receptor Agonist for Acute Suicidal Ideation and Behavior (ASIB) in Major Depressive Disorder (MDD) and Post-Traumatic Stress Disorder (PTSD)
SLS-005	Prolonged Enhancement of Lysosomal Pathway (Sanfilippo Syndrome, OPMD, SCA3)
SLS-004	Gene therapy program targeting the regulation of the SNCA gene, which encodes alpha-synuclein (α-synuclein)
SLS-007	A peptide-based approach, targeting the NACore (nonamyloid component core)
SLS-008	PD2 Antagonist for Pediatric Esophagitis, Asthma, and Atopic Dermatitis

SUICIDE IN THE U.S. IS A GROWING PUBLIC HEALTH ISSUE[1,2]

Every day, approximately **123 Americans die by suicide**[1]

Depression affects **20–25% of Americans** Ages 18+ in a given year[2]

Suicide takes the lives of over 45,000 Americans every year[1]

There is one death by suicide in the U.S. every **12 minutes**[1]

30%

Suicide rates went up more than 30% in half of states since 1999[1]

54%

More than half of people who died by suicide did not have a known mental health condition[1]

1. Suicide Rising Across the US. National Center for Injury Prevention and Control. Available at: https://www.cdc.gov/vitalsigns/suicide/. Accessed February 1, 2019.
2. Major Depression. National Institute of Mental Health. Available at: https://www.nimh.nih.gov/health/statistics/major-depression.shtml. Accessed January 28, 2020.

SEELOS THERAPEUTICS

SUICIDAL IDEATION AND BEHAVIORS AMONG U.S. ADULTS IN 2016

ASIB overall accounts for

~1,000,000

emergency room visits annually, and over 40% of these patients are admitted[1]



9.8 million adults had serious thoughts of committing suicide[2]
2.8 million adults made suicide plans[2]
1.3 million adults attempted suicide[2]
1.0 million adults made plans and attempted suicide[2]
0.3 million adults made no plans and attempted suicide[2]

1. Owens PL (AHRQ), Fingar KR (IBM Watson Health), Heslin KC (AHRQ), Mutter R (SAMHSA), Booth CL (SAMHSA). Emergency Department Visits Related to Suicidal Ideation, 2006-2013. HCUP Statistical Brief #220. January 2017. Agency for Healthcare Research and Quality, Rockville, MD. http://www.hcup-us.ahrq.gov/reports/statbriefs/sb220-Suicidal-Ideation-ED-Visits.pdf.
2. Suicidal Thoughts and Behaviors Among U.S. Adults. 2016 National Survey on Drug Use and Health (NSDUH). Substance Abuse and Mental Health Services Administration (SAMHSA). National Institute of Mental Health. https://www.nimh.nih.gov/health/statistics/suicide.shtml/. Accessed February 1, 2019.

SLS-002 (INTRANASAL KETAMINE) FOR ACUTE SUICIDAL IDEATION AND BEHAVIOR (ASIB)

Seelos Therapeutics owns the rights to Javelin's post-operative pain program

7	226	16	~500
Phase I studies	Subjects	Clinical studies	Subjects



H3C—NH
O
*
Cl

(S)-ketamine HCL



H3C—NH
O
*
Cl

(R)-ketamine HCL

INTRANASAL KETAMINE IN MDD DEMONSTRATES STATISTICALLY SIGNIFICANT EFFICACY

Design
Randomized, double-blinded, crossover study, n=20

Dose
IN ketamine hydrochloride (50 mg) or saline solution

Duration
Each treatment period (ketamine or placebo) consisted of 7 days
Assessments occurred at 40 min, 120 min, 240 min, 24 hrs, 48 hrs, 72 hrs, and 7 days after the start of treatment intervention

Results
Patients showed significant improvement in depressive symptoms at 24 hrs after ketamine compared to placebo (p<0.001)

- **IN ketamine was well tolerated with minimal adverse effects**
- **Evidence for the rapid antidepressant effects of IN ketamine**



Control
Ketamine
MADRS
40
30
20
10
0
**
*
**
*
*p<0.05, **p<0.01
40 min
240 min
24 hrs
48 hrs
72 h
7 days
Time

Lapidus KA, Levitch CF, Perez AM, et al. A randomized controlled trial of intranasal ketamine in major depressive disorder. *Biol Psychiatry*. 2014;76(12):970-6.

SEELOS THERAPEUTICS

MINIMAL DISSOCIATIVE, PSYCHOTOMIMETIC AND HEMODYNAMIC EFFECTS OF INTRANASAL KETAMINE IN TREATMENT-RESISTANT DEPRESSION (TRD)

Table describes changes in minimal behavioral and hemodynamic measures at +40 min and +240 min following a single intranasal administration of ketamine or placebo (saline) in the context of a randomized controlled trial.

	Ketamine			Placebo		
	Baseline	**+ 40 min**	**+ 240 min**	**Baseline**	**+40 min**	**+240 min**
Behavioral Changes						
BPRS+ (scale range 4- 28)	4.0 ± 0	4.3 ± 0.7	4.1 ± 0.5	4.0 ± 0	4.0 ± 0	4.0 ± 0
CADSS (scale range 0–92)	0.8 ± 1.6	2.2 ± 3.7	0.6 ± 1.9	0.8 ± 2.3	1.2 ± 3.3	0.3 ± 1.2
Hemodynamic Changes						
Systolic BP	122.8 ± 11.1	130.4 ± 12.8	117 ± 14.1	117.2 ± 12.2	117.2 ± 12.7	116.5 ± 14.6
Diastolic BP	68.5 ± 9.4	76.8 ± 10.1	67.5 ± 10.4	72.1 ± 10.6	71.2 ± 12.2	68.7 ± 9.1
Heart Rate	72.4 ± 10.4	73.9 ± 8.9	72.7 ± 11.2	69.8 ± 6.7	69.6 ± 6.3	72.4 ± 7.6

BP, blood pressure (measured in mmHg); BPRS+, Brief Psychiatric Rating Scale-Positive Subscale (scale range 4–28, higher values indicate increased psychotic-like symptoms); CADSS, Clinician-Administered Dissociative States Scale (scale range 0–92, higher values indicate increased dissociative symptoms); HR, heart rate (measured in beats per minute).

SEELOS THERAPEUTICS

Lapidus KA, Levitch CF, Perez AM, et al. A randomized controlled trial of intranasal ketamine in major depressive disorder. *Biol Psychiatry*. 2014;76(12):970-6.

SLS-002 STUDY DESIGNS

PK/PD Healthy Volunteer

- **Design:** PK, PD, and safety of multiple doses (repeated single doses) of SLS-002 and IV ketamine
  - Parallel Design Component: Doses 30 mg, 75mg, 90 mg, placebo
  - ~12–14 days, N=48
- Crossover Component: 60 mg SLS-002, IV ketamine, placebo
  - ~24–26 days, N=14
- **Primary Objective:** Determine PD effects of SLS-002 (and IV ketamine) following multiple doses

DDI

- **Design:** 2 arms, SLS-002 dosed with venlafaxine (SNRI) and SLS-002 dosed with sertraline (SSRI)
  - ~14 days, N=42
- **Primary Objective:** PK parameters of SLS-002 + SNRI and SLS-002 + SSRI

SLS-002 PHASE 1 STATUS (NOTE: INTERIM AND PRELIMINARY)

DDI

- **Primary Objective:** PK parameters of SLS-002 + SNRI and SLS-002 + SSRI
- **Enrollment Update:**
  - 42 subjects dosed, 41 subjects completed (one subject withdrawn on last day of dosing due to an AE)
- **Safety:**
  - No new or unique safety signals
  - AEs were mild/moderate, transient, and consistent with the known drug profile
  - No Serious Adverse Events (SAEs)

SLS-002 INTRANASAL ADMINISTRATION DEVICE



- **Bi-dose device administers 0.1 mL sprays in each nostril**
- **Disposable device for single use**
- **Convenient, ready to use administration**
- **Non-invasive approach for better compliance**
- **Manufactured by Aptar Pharma:**
  Leveraging their experience in nasal delivery

SLS-002 HAS THE POTENTIAL TO TRANSFORM TREATMENT OF ASIB

Large Unmet Need Globally

~800,000 people die due to suicide every year, which is one person every 40 seconds[1]

Suicide is the 10th leading cause of deaths in the U.S. (45,000 lives per year)[2]

ASIB overall accounts for ~1,000,000 emergency room visits annually, and over 40% of these patients are admitted[3]

No Efficacious Drug Approved

Current treatments include hospitalization and/or anti-depressants – many with a black box warning as they lead to increase in suicidal thoughts

Fast Acting, Efficacious Drug

Most anti-depressants are slow acting, work over weeks;
Ketamine efficacy within hours

EVERY YEAR IN THE U.S. >200,000 People Are Hospitalized For Suicide[4]

ICD-9 codes including intentional poisoning, drowning, firearms, suffocation, etc.[4]

Every Year in the U.S. 400,000 PTSD Patients Attempt Suicide[5]

6.8% Lifetime Prevalence of PTSD in the U.S.[5]

Esketamine Nasal Spray Approved for Treatment-Resistant Depression[6]

Five pivotal Phase III studies of esketamine nasal spray in patients with treatment-resistant depression: three short-term studies, one withdrawal maintenance of effect study, and one long-term safety study

1. Mental Health Suicide Data. World Health Organization. Available at: https://www.who.int/mental_health/prevention/suicide/suicideprevent/en/. Accessed February 2019.
2. Suicide Rising Across the US. National Center for Injury Prevention and Control. Available at: https://www.cdc.gov/vitalsigns/suicide/. Accessed February 1, 2019.
3. Owens PL (AHRQ), Fingar KR (IBM Watson Health), Heslin KC (AHRQ), Mutter R (SAMHSA), Booth CL (SAMHSA). Emergency Department Visits Related to Suicidal Ideation, 2006-2013. HCUP Statistical Brief #220. January 2017. Agency for Healthcare Research and Quality, Rockville, MD. http://www.hcup-us.ahrq.gov/reports/statbriefs/sb220-Suicidal-Ideation-ED-Visits.pdf.
4. Suicide statistics. HCUPnet, Healthcare Cost and Utilization Project. Agency for Healthcare Research and Quality, Rockville, MD; 2013.
5. Kessler RC, Berglund P, Demler O et al. Lifetime prevalence and age-of-onset distributions of DSM-IV disorders in the national comorbidity survey replication. Arch Gen Psych. 2005;62:593-602
6. Johnson & Johnson Press Release. Janssen Announces U.S. FDA Approval of SPRAVATOTM (esketamine) CIII Nasal Spray for Adults with Treatment-Resistant Depression (TRD) Who Have Cycled Through Multiple Treatments Without Relief. Available at: https://www.jnj.com/janssen-announces-u-s-fda-approval-of-spravatotm-esketamine-ciii-nasal-spray-for-adults-with-treatment-resistant-depression-trd-who-have-cycled-through-multiple-treatments-without-relief. Accessed March 28, 2019.

SEELOS THERAPEUTICS

Seelos Criteria for Drug Development

1. Assets must serve a large unmet medical need, orphan population or a unique approach to existing treatments
2. Assets must possess extensive scientific rationale and/or existing human data
3. Seelos will look for clinically ready assets or assets where minimal pre-clinical work will be needed
4. The clinical development pathway should make economic sense and be appropriate for a company our size

ADVANCING MULTIPLE PROGRAMS

SLS-002 (ketamine)	NMDA Antagonist and AMPA Receptor Agonist for Acute Suicidal Ideation and Behavior (ASIB) in Major Depressive Disorder (MDD) and Post-Traumatic Stress Disorder (PTSD)
SLS-005	Prolonged Enhancement of Lysosomal Pathway (Sanfilippo Syndrome, OPMD, SCA3)
SLS-004	Gene therapy program targeting the regulation of the SNCA gene, which encodes alpha-synuclein (α-synuclein)
SLS-007	A peptide-based approach, targeting the NACore (nonamyloid component core)
SLS-008	PD2 Antagonist for Pediatric Esophagitis, Asthma, and Atopic Dermatitis

SEELOS THERAPEUTICS

SLS-005 (TREHALOSE) FOR SANFILIPPO SYNDROME, OPMD, AND SCA3

Demonstrated safety and efficacy in >70 patients phase II for OPMD and SCA3
Seelos currently screening patients with Sanfilippo Syndrome in the US

Sanfilippo Syndrome[1]

- Sanfilippo syndrome (or MPS III) is an inherited monogenic lysosomal storage disorder divided into four subtypes
- Occurrence of 1 in every 70,000
- Progressive disorder, with life expectancy of 10–20 years

Oculopharyngeal Muscular Dystrophy (OPMD)[2]

- Rare disorder
- PolyQ muscular disease caused by mutations in PABPN1 gene
- Orphan designation (US/EU)
- Fast track designation (US)
- Largest cluster among French in Quebec, Canada (1 in 1,000)
- Additional clusters in Bukhara Jews of Israel and in Hispanics of New Mexico

Spinocerebellar Ataxia Type 3 (SCA3)[3]

- SCA3 (or Machado-Joseph disease) is an autosomal dominant cerebellar ataxia (ADCA I) due to CAG repeat expansions in ataxin
- Adult-onset neurological PolyQ disease that begins between the ages of 20 and 50
- Orphan designation (US/EU)
- Most commonly affects individuals of Portuguese/Azorean descent

1. Lavery C, Hendriksz CJ, Jones SA. Mortality in patients with Sanfilippo syndrome. *Orphanet Journal of Rare Diseases*, 2017;12(1):168.
2. Oculopharyngeal Muscular Dystrophy. National Organization for Rare Disorders (NORD). Available at: https://rarediseases.org/rare-diseases/oculopharyngeal-muscular-dystrophy/. Accessed March 2019.
3. Coutinho P, Andrade C. Autosomal dominant system degeneration in Portuguese families of the Azores Islands: a new genetic disorder involving cerebellar, pyramidal, extrapyramidal and spinal cord motor functions. *Neurology*. 1978;28(7):703-709.

SEELOS THERAPEUTICS

BRAIN AND MUSCLE PENETRATION IN PRE-CLINICAL MODELS



Plasma and Muscle Concentrations of Trehalose after 1g/kg IV Administration
Plasma Concentrations (µg/mL) and Muscle Concentrations (µg/g)
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
Plasma
Muscle
4.00
8.00
24.00
48.00
Time (Hr)



Plasma and Brain Concentrations of Trehalose after 1g/kg IV Administration
Concentration (Plasma ug/mL; Brain, ug/g)
7
6
5
4
3
2
1
0
Plasma
Brain
4.00
8.00
24.00
Time (Hr)

TREHALOSE EFFICACY IN MOUSE MODEL FOR SANFILIPPO B

Trehalose increases life span in *naglu*$^{-/-}$ mice



100
80
60
40
20
0
Survival (%)
***
KO
KO+Tre
45
50
55
60
65
Time (week)

Trehalose promotes TFEB nuclear translocation and activation of the TFEB transcriptional network in vivo



UT
+Tre
WT
KO
100
80
60
40
20
0
% of cells with TFEB in the nucleus
**
**
Tre - + - +
WT
KO

Lofti P, Tse DY, Di Ronza A et al. Trehalose reduces retinal degeneration, neuroinflammation and storage burden caused by a lysosomal hydrolase deficiency. *Autophagy*. 2018;14(8):1419-1434.

TREHALOSE MECHANISM OF ACTION


Protein stabilization
Normal protein
Mutant protein
Mutant proteins form toxic aggregations
Trehalose inhibits aggregation


Immediate enhancement of autophagy
Untreated cell
Phagophore forming around abnormal proteins
Autophagosome
Degrades proteins
Cell treated with trehalose
Glucose transporter
Degrades more proteins


Prolonged enhancement of lysosomal pathway
Cell treated with trehalose
TFEB
TFEB activates CLEAR (lysosomal and autophagy) genes
Enhanced expression of lysosomal proteins
Building more lysosomes
Lysosome
Degrades oligo fats and sugars

1. Mayer AL, Higgins CB, Heitmeier MR, et al. SLC2A8 (GLUT8) is a mammalian trehalose transporter required for trehalose-induced autophagy. *Scientific Reports*. 2016;6(38586). Available at: https://www.nature.com/articles/srep38586#f1 Accessed February 2019.
2. Uchida K, Unuma K, Funakoshi T, et al. Activation of Master Autophagy Regulator TFEB During Systemic LPS Administration in the Cornea. *Journal Toxicol Pathol*. 2014;27(2):153-8.

TREHALOSE REDUCED STORAGE OF UNPROCESSED MACROMOLECULES IN SANFILIPPO SYNDROME



In Sanfilippo (MPS III A-D):
GAG level (in ng GAG/ng DNA)
80
70
60
50
40
30
20
10
0
**
**
**
**
n. s.
A1
A2
C1
D1
Avg
MPS IIIA
MPS IIIC
MPS IIID
WT
Reduced levels of glycosaminoglycans following treatment
Untreated
trehalose 100 mM
Elevated glycosaminoglycans
**P-value < 0.01
NORMAL ANIMALS

Mauri V. Trehalose-mediated enhancement of glycosaminoglycan degradation in the lysosomal storage disorder Mucopolysaccharidosis III. *Inaugural-Dissertation zur Erlangung der Doktorwürde der Hohen Medizinischen Fakultät der Universität zu Köln*. 2014. Available at: https://d-nb.info/1047324342/34. Accessed February 2019.

Seelos Criteria for Drug Development

1. Assets must serve a large unmet medical need, orphan population or a unique approach to existing treatments
2. Assets must possess extensive scientific rationale and/or existing human data
3. Seelos will look for clinically ready assets or assets where minimal pre-clinical work will be needed
4. The clinical development pathway should make economic sense and be appropriate for a company our size

ADVANCING MULTIPLE PROGRAMS

SLS-002 (ketamine)	NMDA Antagonist and AMPA Receptor Agonist for Acute Suicidal Ideation and Behavior (ASIB) in Major Depressive Disorder (MDD) and Post-Traumatic Stress Disorder (PTSD)
SLS-005	Prolonged Enhancement of Lysosomal Pathway (Sanfilippo Syndrome, OPMD, SCA3)
SLS-004	Gene therapy program targeting the regulation of the SNCA gene, which encodes alpha-synuclein (α-synuclein)
SLS-007	A peptide-based approach, targeting the NACore (nonamyloid component core)
SLS-008	PD2 Antagonist for Pediatric Esophagitis, Asthma, and Atopic Dermatitis

SEELOS THERAPEUTICS

SLS-004: ALPHA-SYNUCLEIN AS A THERAPEUTIC TARGET



EXTRACELLULAR DEGRADATION
Dispose of a-syn outside the cell
AGGREGATION
Prevent misfolding or block aggregation and formation of Lewy bodies
2
4
DNA
mRNA
A-SYN
LEWY BODY
TOXIC PROTEIN
3
1
5
PRODUCTION
Lower a-syn levels overall
INTRACELLULAR DEGRADATION
Dispose of a-syn uptake by neighboring cells
UPTAKE
Reduce a-syn uptake by neighboring cells
CELL NUCLEUS
INSIDE CELL
OUTSIDE CELL

Brundin P, Dave KD, Kordower. Therapeutic approaches to target alpha-synuclein pathology. Experimental Neurology. 2017;298:225-235.

SEELOS THERAPEUTICS

SLS-004: TARGETED EPIGENOME-EDITING


All in one vector
Lentiviral particles
SNCA-intron 1 methylation
SNCA-mRNA expression
α-synuclein protein levels
Cellular phenotypes
Mitochondrial Superoxide
Cell Viability

Kantor B, et al. (2018) Downregulation of SNCA Expression by Targeted Editing of DNA Methylation: A Potential Strategy for Precision Therapy in PD. Molecular Therapy. https://doi.org/10.1016/j.ymthe.2018.08.019.

SEELOS THERAPEUTICS

SLS-007: ALPHA-SYNUCLEIN AS A THERAPEUTIC TARGET



DNA
SNCA mRNA
Nuclear membrane
Alpha-synuclein monomers
Enhanced activity of protein clearance mechanisms
Clearance through ubiquitin-proteasome and lysosome-autophagy systems
Antibody-mediated clearance of extracellular alpha-synuclein
Aggregated alpha-synuclein
RNA interference
Stabilisation of non-toxic alpha-synuclein species
Downstream mechanisms e.g. mitochondrial dysfunction
Transfer to other cells via extracellular space
Limitation of toxic effects of alpha-synuclein
Cell membrane

Stoker TB, Torsney KM, Barker RA. Emerging treatment approaches for Parkinson's Disease. *Front Neurosci*. 2018;12:693.

SEELOS THERAPEUTICS

LICENSING AGREEMENT WITH LIGAND

LIGAND LICENSES FOUR PROGRAMS TO SEELOS THERAPEUTICS

September 22, 2016

Download as PDF

SAN DIEGO-- **Ligand Pharmaceuticals Incorporated (NASDAQ: LGND)** announces the licensing of rights to four programs to Seelos Therapeutics, Inc., a newly formed biopharmaceutical company focused on central nervous system (CNS), respiratory and other disorders.

"Seelos is assembling a great team of industry veterans to focus on a promising portfolio of mid- and late-stage programs. We are impressed with their development plans and with the outlook for building their business."

"Ligand has a track record of success with licensing foundational assets at the early stage of company formation, such as with Retrophin, Sage and Viking. All were private companies at the time of the Ligand license and all subsequently became public off lead programs licensed from Ligand. We are eager to watch Seelos progress."

- John Higgins, CEO of Ligand Pharmaceuticals

"We are pleased to announce the collaboration for a portfolio of CNS products with our partner Ligand Pharmaceuticals."

"This partnership highlights Seelos' focus on developing late-stage CNS product candidates with proven mechanism of action. SLS-006, one of the lead assets acquired in this agreement, is a Phase-3 ready and clinically-validated partial dopamine agonist that is well-positioned to advance in development with a goal to provide relief to an estimated 1.5 million Parkinson's disease patients in the developed world"

- Raj Mehra, PhD, Chairman, Founder and Chief Executive Officer of Seelos Therapeutics, Inc.

SEELOS THERAPEUTICS

SEELOS IS ADVANCING INNOVATIVE THERAPEUTICS TO ADDRESS UNMET MEDICAL NEEDS FOR PATIENTS WITH PSYCHIATRIC AND MOVEMENT DISORDERS

Advancing clinical studies in multiple indications with large market opportunities and orphan indications

Developing a broad portfolio of late-stage CNS product candidates with proven mechanism of action

Applying clinical expertise to transform the lives of patients with neurological and psychiatric disorders, including orphan diseases

Anticipating initiation of various trials and data releases in 2020

Assembling a team of established industry leaders

Securing strategic partnerships with companies like Ligand Pharmaceuticals, who have a history of success with licensing foundational assets at the early stage of company formation

THANK YOU!

Contact information:

Anthony Marciano
Head of Corporate Communications
Seelos Therapeutics, Inc.
anthony.marciano@seelostx.com